As filed with the Securities and Exchange Commission on September 23, 2010
Registration No. 333-169223

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

REVLON, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3662955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
237 Park Avenue
New York, New York 10017
(212) 527-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Robert K. Kretzman, Esq.
Executive Vice President, Chief Legal Officer and
General Counsel
Revlon, Inc.
237 Park Avenue
New York, New York 10017
(212) 527-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Stacy J. Kanter, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12(b) of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
          The following table sets forth the estimated expenses (all of which will be borne by MacAndrews & Forbes pursuant to the Registration Rights Agreement) incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions (if any), which will also be paid by MacAndrews & Forbes but which are not required to be listed below. All of the amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$9,462.53
Printing and distributing	20,000.00
Legal fees and expenses	30,000.00
Accounting fees and expenses	15,000.00

Total	$74,462.53

Item 15. Indemnification of Directors and Officers
          Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, such person is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. A corporation may pay expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

          Article X of the by-laws of the registrant, a copy of which is filed as an exhibit to this Registration Statement, provides for indemnification of the officers and directors of the registrant to the fullest extent permitted by applicable law.
          Section 8 of Article X of the by-laws allows the registrant to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the registrant or such person who serves or served as a director, officer, employee or agent, of another corporation, partnership or other enterprise at the request of the registrant. The indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
          Section 11 of Article X of the by-laws provides that except for proceedings to enforce rights to indemnification, the registrant shall not be obligated to indemnify any of its directors or officers in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the registrant.
          Pursuant to Section 102(b)(7) of the DGCL, Article Fifth (4) of the registrant’s certificate of incorporation, a copy of which is filed as an exhibit to this Registration Statement, provides that no director of the registrant shall be personally liable to the registrant or any of its stockholders for monetary damages for breach of such director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article by the stockholders of the registrant shall not adversely affect any right or protection of a director of the registrant existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
Item 16. Exhibits and Financial Statement Schedules.
          (a) Exhibits
          The exhibits to this Registration Statement are listed on the Exhibit Index on page II-6 hereof, which is incorporated by reference in this Item 16.
          (b) Financial Statement Schedules:
          All schedules for which provision is made in the SEC’s applicable accounting regulations have been omitted because they are not required, amounts which would otherwise be required to be shown regarding any item are not material, are inapplicable, or the required information has already been provided elsewhere in this Registration Statement.
Item 17. Undertakings.
          The undersigned registrant hereby undertakes:
          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the Registration Statement; and
          Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
Provided further, however, that paragraphs 1(i) and (1)(ii) do not apply if this Registration Statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.
          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          4. That, for the purpose of determining liability under the Securities Act to any purchaser:
          (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and
          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to the purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

          5. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant’s articles of incorporation or by-laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, Revlon, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on September 23, 2010.
REVLON, INC.
(Registrant)

By:	By:	By:
/s/ Alan T. Ennis	/s/ Steven Berns	/s/ Gina M. Mastantuono

Alan T. Ennis	Steven Berns	Gina M. Mastantuono
President, Chief Executive	Executive Vice President	Senior Vice President,
Officer, and Director	and Chief Financial Officer	Corporate Controller and
Chief Accounting Officer
          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on September 23, 2010.

Signature	Title

*	Chairman of the Board and Director

(Ronald O. Perelman)

*	Vice Chairman of the Board and Director

(David L. Kennedy)

*	President, Chief Executive Officer and Director

(Alan T. Ennis)

*	Director

(Alan S. Bernikow)

*	Director

(Paul J. Bohan)

*	Director

(Meyer Feldberg)

*	Director

(Debra L. Lee)

*	Director

(Tamara Mellon)

*	Director

(Richard J. Santagati)

*	Director

(Barry F. Schwartz)

*	Director

(Kathi P. Seifert)

*	Robert K. Kretzman, by signing his name hereto, does hereby sign this Registration Statement on behalf of the directors of the registrant above whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the SEC.

By:	/s/ Robert K. Kretzman
Robert K. Kretzman
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Documents

3.1	Restated Certificate of Incorporation of Revlon, Inc., dated October 29, 2009 (incorporated by reference to Exhibit 3.1 to Revlon, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the SEC on October 29, 2009)

3.2	Amended and Restated By-Laws of Revlon, Inc., dated as of December 10, 2007 (incorporated by reference to Exhibit 3.1 of Revlon, Inc.’s Current Report on Form 8-K filed with the SEC on December 10, 2007)

3.3	Certificate of Designation of Series A Preferred Stock of Revlon, Inc. (incorporated by reference to Exhibit (d)(9) to Amendment No. 8 of Revlon, Inc.’s Schedule TO/Schedule 13E-3 filed with the SEC on October 8, 2009)

4.1	Second Amended and Restated Term Loan Agreement dated as of March 11, 2010 (the “2010 Term Loan Agreement”), among Revlon Consumer Products Corporation (“Products Corporation”) as borrower, the lenders party thereto, Citicorp USA, Inc. (“CUSA”) as administrative agent and collateral agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as co-syndication agents, Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Natixis, New York Branch (“Natixis”) as co-documentation agents, Citigroup Global Markets Inc. (“CGMI”), J.P. Morgan Securities Inc. (“JPM Securities”), Banc of America Securities LLC (“BAS”) and Credit Suisse as joint lead arrangers, and CGMI, JPM Securities, BAS, Credit Suisse and Natixis as joint bookrunners (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Products Corporation filed with the SEC on March 16, 2010 (the “Products Corporation March 16, 2010 Form 8-K”)

4.2	Second Amended and Restated Revolving Credit Agreement dated as of March 11, 2010 (the “2010 Revolving Credit Agreement” and together with the 2010 Term Loan Agreement, the “2010 Credit Agreements”), among Products Corporation as borrower, certain subsidiaries of Products Corporation from time to time party thereto as local borrowing subsidiaries, the lenders party thereto, CUSA as administrative agent and collateral agent, CGMI and Wells Fargo Capital Finance, LLC (“Wells Fargo”) as joint lead arrangers, and CGMI, Wells Fargo, BAS, JPM Securities and Credit Suisse as joint bookrunners (incorporated by reference to Exhibit 4.2 to the Products Corporation March 16, 2010 Form 8-K)

4.3	Third Amended and Restated Pledge and Security Agreement dated as of March 11, 2010 among Revlon, Inc., Products Corporation and certain domestic subsidiaries of Products Corporation in favor of CUSA, as collateral agent for the secured parties (incorporated by reference to Exhibit 4.3 to the Products Corporation March 16, 2010 Form 8-K)

4.4	Third Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of March 11, 2010, among CUSA, as administrative agent for the lenders under the 2010 Credit Agreements, U.S. Bank National Association, as trustee for certain noteholders, CUSA, as collateral agent for the secured parties, Revlon, Inc., Products Corporation and certain domestic subsidiaries of Products Corporation (incorporated by reference to Exhibit 4.4 to the Products Corporation March 16, 2010 Form 8-K)

4.5	Amended and Restated Guaranty, dated as of March 11, 2010, by and among Revlon, Inc., Products Corporation and certain domestic subsidiaries of Products Corporation, in favor of CUSA, as collateral agent for the secured parties (incorporated by reference to Exhibit 4.5 to the Products Corporation March 16, 2010 Form 8-K)

4.6	Schedule of Borrowers; Denomination Currencies; Currency Sublimits; Maximum Sublimits; and Local Fronting Lenders under the 2010 Revolving Credit Agreement (incorporated by reference to Exhibit 4.6 to the Products Corporation March 16, 2010 Form 8-K)

Exhibit Number	Description of Documents

4.7	Form of Revolving Credit Note under the 2010 Revolving Credit Agreement (incorporated by reference to Exhibit 4.7 to the Products Corporation March 16, 2010 Form 8-K)

4.8	Third Amended and Restated Copyright Security Agreement, dated as of March 11, 2010, among Products Corporation and CUSA, as collateral agent for the secured parties (incorporated by reference to Exhibit 4.8 to the Products Corporation March 16, 2010 Form 8-K)

4.9	Third Amended and Restated Copyright Security Agreement, dated as of March 11, 2010, among Almay, Inc. and CUSA, as collateral agent for the secured parties (incorporated by reference to Exhibit 4.9 to the Products Corporation March 16, 2010 Form 8-K)

4.10	Third Amended and Restated Patent Security Agreement, dated as of March 11, 2010, among Products Corporation and CUSA, as collateral agent for the secured parties (incorporated by reference to Exhibit 4.10 to the Products Corporation March 16, 2010 Form 8-K).

4.11	Third Amended and Restated Trademark Security Agreement, dated as of March 11, 2010, among Products Corporation and CUSA, as collateral agent for the secured parties (incorporated by reference to Exhibit 4.11 to the Products Corporation March 16, 2010 Form 8-K)

4.12	Third Amended and Restated Trademark Security Agreement, dated as of March 11, 2010, among Charles Revson Inc. and CUSA, as collateral agent for the secured parties (incorporated by reference to Exhibit 4.12 to the Products Corporation March 16, 2010 Form 8-K)

4.13	Form of Term Loan Note under the 2010 Term Loan Agreement (incorporated by reference to Exhibit 4.13 to the Products Corporation March 16, 2010 Form 8-K)

4.14	Amended and Restated Term Loan Guaranty, dated as of March 11, 2010, by Revlon, Inc., Products Corporation and certain domestic subsidiaries of Products Corporation in favor of CUSA, as collateral agent for the secured parties (incorporated by reference to Exhibit 4.14 to the Products Corporation March 16, 2010 Form 8-K)

4.15	Indenture, dated as of November 23, 2009, between Products Corporation and U.S. Bank National Association, as trustee, relating to Products Corporation’s 93/4% Senior Secured Notes due November 15, 2015 (incorporated by reference to Exhibit 4.22 to the Products Corporation 2009 Form 10-K)

4.16	Deed of Trust, Assignment of Rents and Leases Security Agreement and Fixture Filing dated as of November 23, 2009, made by Products Corporation to First American Title Insurance Company, as trustee for the benefit of CUSA, as collateral agent for the Noteholder Secured Parties (Oxford, North Carolina) (incorporated by reference to Exhibit 4.23 to the Products Corporation 2009 Form 10-K)

4.17	Registration Rights Agreement, dated as of November 23, 2009, by and among Products Corporation, Revlon, Inc., certain domestic subsidiaries of Products Corporation and CGMI, BAS, Credit Suisse and JPM Securities as representatives of the several initial purchasers (incorporated by reference to Exhibit 4.24 to the Products Corporation 2009 Form 10-K)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

23.1	Consent of KPMG LLP**

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Power of Attorney of Ronald O. Perelman**

24.2	Power of Attorney of David L. Kennedy**

Exhibit Number	Description of Documents

24.3	Power of Attorney of Alan T. Ennis**

24.4	Power of Attorney of Alan S. Bernikow**

24.5	Power of Attorney of Paul J. Bohan**

24.6	Power of Attorney of Meyer Feldberg**

24.7	Power of Attorney of Debra L. Lee**

24.8	Power of Attorney of Tamara Mellon**

24.9	Power of Attorney of Richard J. Santagati**

24.10	Power of Attorney of Barry F. Schwartz**

24.11	Power of Attorney of Kathi P. Seifert**

*	Filed herewith.

**	Previously filed.